Exhibit 99.1

NEWS COPY                                                                                                                                                        INFORMATION CONTACT:
                                                                         Dee Johnson
FOR IMMEDIATE RELEASE                                                                                                                                                 (314) 719-1869

VIASYSTEMS NAMES PETER FRANK TO BOARD OF DIRECTORS, ANNOUNCES ANNUAL MEETING DATE

ST. LOUIS, April 15, 2010 – The Board of Directors of Viasystems Group, Inc. (NASDAQ:VIAS) today appointed Peter Frank, 62, President of GSC Group, to the board to complete the unexpired term of Philip Raygorodetsky, 36, Senior Managing Director of GSC Group, who has resigned from the board because of other commitments. Peter Frank previously served on the Board of Directors of Viasystems Group, Inc. from November 2008 through March 2009.

The Company has established June 23, 2010 as the date for its annual meeting.  Shareholders as of the close of business on the record date, April 29, 2010, will be eligible to vote by proxy or in person at the annual meeting.

About Viasystems

Viasystems Group, Inc. is a worldwide technology leader in the fabrication of complex multi-layer, rigid printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks, backplanes, cable assemblies and busbars. Viasystems provides both quick turnaround for complex products and low-cost, high volume manufacturing. The Company’s 13,000 employees in North America and Asia serve more than 800 customers in the automotive, telecommunications, computer and data communications, industrial and instrumentation, and defense and aerospace markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.